Consent of Independent Auditors
                       -------------------------------



The Board of Directors
Kestrel Energy, Inc.:


We consent to the incorporation by reference in the registration statement Form S-3 of Kestrel Energy, Inc. of our report dated September 13, 1996 relating to the consolidated balance sheets of Kestrel Energy, Inc. and subsidiary as of June 30, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1996, which report appears in the June 30, 1996 Form 10-K of Kestrel Energy, Inc. and to the reference to our firm under the heading "Experts" in the prospectus.


                              /s/KPMG Peat Marwick LLP
                              KPMG Peat Marwick LLP



Denver, Colorado
May 23, 1997